Exhibit 4.23

FOURTH AMENDMENT

TO

CREDIT AGREEMENT

This FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of August 8, 2007 and is entered into by and among Russ Berrie and Company, Inc., in its individual capacity (in such capacity, the “Company”) and as “Loan Party Representative,” Russ Berrie U.S. Gift, Inc., a Delaware corporation (“Russ Gift”), Russ Berrie & Co. (West), Inc. (“Russ West”), Russ Berrie and Company Properties, Inc. (“Russ Properties”), Russplus, Inc. (“Russplus”), and Russ Berrie and Company Investments, Inc. (“Russ Investments”) (Russ Gift, Russ West, Russ Properties, Russplus and Russ Investments are sometimes referred to herein collectively as the “Borrowers” and individually as a “Borrower” and collectively with the Company, the “Credit Parties”), the financial institutions listed on the signature pages hereto as “Lenders” (and each being a “Lender”), LaSalle Business Credit, LLC (in its individual capacity, “LaSalle”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and LaSalle Bank National Association as Issuing Bank under the Credit Agreement referred to below.

RECITALS:

A.            The Credit Parties, the Lenders, the Administrative Agent and the Issuing Bank have entered into that certain Credit Agreement dated as of March 14, 2006 (as the same has been and may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which, among other things, the Administrative Agent, the Lenders and the Issuing Bank have made and may hereafter make certain loans, advances and other financial accommodations to the Borrowers.

B.            The Credit Parties have requested that the Administrative Agent, the Lenders and the Issuing Bank amend the Credit Agreement to modify certain terms thereof as set forth herein.

C.            The Administrative Agent, the Lenders and the Issuing Bank are willing to enter into such amendment subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

AGREEMENTS:

SECTION 1.                   DEFINITIONS.  Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Credit Agreement.

SECTION 2.                   AMENDMENTS TO CREDIT AGREEMENT.  Subject to the satisfaction of the conditions precedent set forth herein, the Credit Agreement is hereby amended as follows:

2.1               Subject to the satisfaction of all conditions to lending under the Credit Agreement, those conditions set forth in Section 2.7 thereof, and satisfaction of the terms and conditions set forth in this Amendment, the Lenders hereby agree to increase the aggregate total Commitment under the Credit Agreement from $15,000,000 to $25,000,000, such Commitment to be allocated among all Lenders based on their respective Pro Rata Shares immediately prior to giving effect to this Amendment.  The Revolving Loan, as increased hereby, shall be evidenced by new Notes of even date herewith (the “Substitute Notes”), and all other terms of the Revolving Loan, as increased hereby, shall continue to be governed by the terms of the Loan Documents as in effect from time to time.

2.2               Section 1.1 of the Credit Agreement is hereby amended to amend and restate the following definition in its entirety to read as follows:

“Computation Period means, as of the last day of any fiscal month, the preceding twelve fiscal month period ending as of such date; provided that, for any fiscal month ending prior to December 31, 2007, the Computation Period shall mean that period of preceding fiscal months then ended which commenced after December 31, 2006 to the last date of such fiscal month for which such determination is being made.”

2.3               Section 1.1 of the Credit Agreement is hereby further amended to (i) delete the amount “$3,000,000” which appears in the proviso to clause (g) of the definition of “Eligible Inventory” (dealing with in-transit Inventory) and (ii) to substitute the amount “$8,000,000” therefor.

2.4               Section 1.1 of the Credit Agreement is hereby further amended to amend and restate the definition of “Fixed Charge Coverage Ratio” appearing therein in its entirety to read as follows:

“Fixed Charge Coverage Ratio means, as of the last day of any fiscal month for the Computation Period ending on such date for the Borrowers and their Subsidiaries on a consolidated basis, the ratio of (a) the total for such period of EBITDA for the Computation Period ending on such date minus the sum of (i) income taxes paid (or which should have been paid) in cash by such Persons during such Computation Period, (ii) all unfinanced Capital Expenditures of such Persons incurred during such Computation Period, and (iii) all cash dividends or distributions paid during such Computation Period to (b) the sum for such Computation Period for the Borrowers and their Subsidiaries on a consolidated basis of all scheduled interest and principal payments of Debt during such

Computation Period, including the principal component of any Capital Lease (in each case, whether or not in fact paid during such period).”

2.5               Section 1.1 of the Credit Agreement is hereby further amended to amend and restate the definition of “Revolving Loan Availability” appearing therein in its entirety to read as follows:

“Revolving Loan Availability means the difference between (a) the lesser of (x) the Maximum Revolving Commitment in effect at such time and (y) the Borrowing Base at such time, minus (b) the sum of the aggregate principal amount of all “Loans,” all “Specified Hedging Obligations” and the “Stated Amount” of all “Letters of Credit” outstanding or requested but not yet funded under (and, in each case, as such terms are defined in) the Canadian Loan Agreement.”

2.6               Section 10.1.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

10.1.3  Compliance Certificates.  Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1, each set of quarterly statements pursuant to Section 10.1.2(a) and, to the extent required pursuant to Section 11.13.4, each monthly financial statement for which the Fixed Charge Coverage Ratio covenant in Section 11.13.4 is in effect, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report, such quarterly statements or such monthly reports and signed by a Senior Officer of the Company, containing (i) if required pursuant to the terms hereof, a computation of each of the financial ratios and restrictions set forth in Section 11.13, (ii) a statement to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, taken or being taken to cure it and (iii) a written statement of each Borrower’s management setting forth a discussion of the financial condition of the Borrowers and their Subsidiaries and any material changes in their financial condition and/or results of operations; provided that to the extent that the Company’s annual report on Form 10-K or its quarterly report on Form 10-Q shall satisfy the requirement of this Section 10.1.3(iii), the Administrative Agent will accept such Form 10-K or Form 10-Q in lieu of such item.

2.7               Section 11.13.1 (Excess Revolving Loan Availability) of the Credit Agreement is hereby deleted and replaced with “[Reserved].”

2.8               Section 11.13.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“11.13.4  Fixed Charge Coverage Ratio.  Not permit the Fixed Charge Coverage Ratio as determined for the Computation Period ending on the last day of any fiscal month to be less than 1.1:1.

Notwithstanding the foregoing, if at no time during the three fiscal month period then ending on such date of determination (the “Test Period”) was Revolving Loan Availability less than $3,500,000 for any three (3) consecutive Business Day period (the “Test Condition”), then compliance with this Section 11.13.4 shall not be required or tested for such period.  If, however, compliance is required because the Test Condition described above was not met, the Credit Parties shall, when and as required in accordance with Section 10.1.3, with respect to the last fiscal month then ended, deliver a Compliance Certificate meeting the requirements of Section 10.1.3 and including the calculation of (and certifying compliance or non-compliance with) the Fixed Charge Coverage Ratio for the Computation Period then ending; it being agreed that the Credit Parties must maintain continuous compliance with this Section 11.13.4 for a period of three (3) fiscal months from and after the most recent fiscal month end for which the Credit Parties failed to satisfy the Test Condition.”

2.9               For the purposes of clarity, clause (vii) of Section 11.3 as in effect on the date hereof shall read as follows:

“(vii)       so long as the Earnout Consideration has been paid in full, and both before and immediately after giving effect to the payments described in this clause (vii), (w) no Event of Default or Unmatured Event of Default exists or would result therefrom, (x) Excess Revolving Loan Availability will equal or exceed $8,000,000, (y) the Fixed Charge Coverage Ratio equals or exceeds 1.25:1.00 and (z) no violation of the financial covenants set forth in Section 11.13 would then exist or would, on a pro forma basis, result therefrom, upon no less than 10 days prior written notice to the Administrative Agent, accompanied by a certificate of the Chief Financial Officer delivered to the Administrative Agent setting forth the calculations of pro forma Excess Revolving Loan Availability and the pro forma calculations of such financial covenants (after giving effect to such payments), in detail reasonably acceptable to the Administrative Agent, the Borrowers may pay dividends or make other distributions to the Company, out of legally available funds, for the sole purpose of permitting the Company to (and upon receipt by the Company of such funds the Company shall promptly use such funds for such purpose), pay a regular quarterly dividend payment payable out of legally available funds on the outstanding common stock of the Company.”

2.10             For the purposes of clarity, the definition of “Capital Expenditures” set forth in Section 1.1 as in effect on the date hereof shall read as follows:

“Capital Expenditures means, with respect to any Person, all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of such Person, including expenditures in respect of Capital Leases; provided, that for the purposes of this Agreement, including the calculation of the Fixed Charge Coverage Ratio, the reinvestment of sale or insurance proceeds arising from a sale (permitted hereunder) or casualty loss of a capital asset in replacement capital assets having the same or substantially similar use as the affected capital asset shall not be included as a Capital Expenditure hereunder to the extent of such reinvestment.”

2.11              Exhibit B (Form of Compliance Certificate) to the Credit Agreement is hereby amended and restated in its entirety to read as set forth on Annex I hereto.

SECTION 3.                   CONSENT TO CERTAIN MERGERS.  Notwithstanding anything to the contrary in the Credit Agreement (including, without limitation, Sections 11.4 and 11.16 thereof) and the other Loan Documents, the Administrative Agent and Lenders hereby consent to the merger (each, a “Merger” and collectively, the “Mergers”) of each of the following entities with and into the Company (with the Company being the survivor of each such Merger): Russ Berrie and Company Investments, Inc., Russ Berrie and Co. (West), Inc., P/F Done, Inc., Fluf N Stuf, Inc., RBTACQ, Inc. and RBCACQ, Inc. (collectively, the “Merging Subsidiaries”), in each case, subject to the fulfillment of the following conditions with respect to each Merger and each such effected Merger Subsidiary:

3.1           Any such Merging Subsidiary which is an Inactive Subsidiary has been operated and maintained in accordance with Sections 9.27 and 11.16 of the Credit Agreement.

3.2           The consummation of each such Merger (or all such Mergers) will not result in any Event of Default or Unmatured Event of Default (other than an Event of Default or Unmatured Event of Default in respect of Section 11.4(f) of the Credit Agreement resulting from the consummation of the Mergers) or any violation, on a pro forma basis, of the financial covenants contained in Section 11.13 of the Credit Agreement.

3.3           Upon the effectiveness of each such Merger, the Company shall deliver to the Administrative Agent, for each such Merger, certificates of merger certified by the offices of the applicable secretaries of state of the jurisdictions of organization of both the effected Merging Subsidiary and, if different, the Company.

The consummation of any such Merger shall be deemed a representation by the Company that all of the conditions contained in this Section 3 have been satisfied with respect to such Merger.

SECTION 4.                   CONDITIONS; REPRESENTATIONS AND WARRANTIES.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent (unless specifically waived in writing by the Administrative Agent):

4.1                The Administrative Agent shall have received (in such number and in form and substance reasonably satisfactory to it):

(a)   fully executed copies of this Amendment executed by the Administrative Agent and each of the other Parties hereto; and

(b)   the fully-executed Substitute Notes.

4.2                No Event of Default or Unmatured Event of Default has occurred and is continuing (other than an Event of Default or Unmatured Event of Default in respect of Section 11.4(f) of the Credit Agreement resulting from the consummation of the Mergers).

4.3                As of the effective date of this Amendment, all representations and warranties of the Credit Parties set forth herein shall be true and correct, and all representations and warranties of the Credit Parties set forth in the Credit Agreement shall be true and correct in all material respects (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, all respects) and shall be deemed remade on such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, all respects) as to the date to which it relates.

4.4                All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be reasonably satisfactory to the Administrative Agent.

4.5                The Administrative Agent shall have received payment, in immediately available funds, of such fees as shall be set forth in a fee letter of even date herewith among the Credit Parties and the Administrative Agent (the “Fee Letter”).

SECTION 5.                   REAFFIRMATION.

Each of the Credit Parties hereby expressly reaffirms and assumes all of their obligations and liabilities to the Administrative Agent, the Lenders and the Issuing Bank as set forth in the Credit Agreement and the other Loan Documents and agrees to be bound by and abide by and operate and perform under and pursuant to and comply fully with all of the terms, conditions, provisions, agreements, representations, undertakings, warranties, indemnities, grants of security interests and covenants contained in the Credit Agreement and the other Loan Documents, as such obligations and liabilities may be modified by this Amendment, as though the Credit Agreement and the other Loan Documents were being re-executed on the date hereof, except to the extent that such terms expressly relate to an earlier date.  The Credit Parties hereby ratify, confirm and affirm without condition, all liens and security interests granted to the Administrative Agent pursuant to the Credit Agreement and the other Loan Documents and such liens and security interests shall continue to secure the Obligations under the Credit Agreement as amended by this Amendment, and all extensions, renewals, refinancings, amendments or modifications of any of the foregoing.

SECTION 6.                   GENERAL PROVISIONS.

6.1           No Changes. Except as expressly provided in this Amendment, the terms and provisions of the Credit Agreement shall remain in full force and effect and are hereby affirmed, confirmed and ratified in all respects.

6.2           Fees and Costs.  In addition to such fees as shall be set forth in the Fee Letter, the Credit Parties hereby jointly and severally agree to reimburse the Administrative Agent for all of its reasonable out-of-pocket legal fees and expenses incurred in the preparation and documentation of this Amendment and related documents.

6.3           Governing Law.  This Amendment shall be construed in accordance with and governed by the internal laws (without regard to the conflicts of law provisions, other than Section 5-1401 of the New York General Obligations Law) of the State of New York.

6.4           Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument.  This Amendment may also be executed by facsimile and each facsimile signature hereto shall be deemed for all purposes to be an original signatory page.

6.5           References.  On or after the effective date hereof, each reference in the Credit Agreement or the Pledge Agreement to this “Agreement,” “hereof,” “herein”  or words of like import and all references to the Credit Agreement in any other agreement, shall in either case unless the context otherwise requires, be deemed to refer to the Credit Agreement as amended hereby.

6.6           Successors.  This Amendment shall be binding on and inure to the benefit of each of the parties hereto and their respective successors and assigns.

6.7           Section Headings.  Section headings used in this Amendment are for convenience of reference only and shall not affect the construction of this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first written above.

BORROWERS:

RUSS BERRIE U.S. GIFT, INC., a Delaware corporation

By:	/s/ Marc S. Goldfarb
Name:	Marc S. Goldfarb
Title:	Senior Vice President and General Counsel

RUSS BERRIE & CO. (WEST), INC., a California corporation

By:	/s/ Marc S. Goldfarb
Name:	Marc S. Goldfarb
Title:	Senior Vice President and General Counsel

RUSS BERRIE AND COMPANY PROPERTIES, INC., a New Jersey corporation

By:	/s/ Marc S. Goldfarb
Name:	Marc S. Goldfarb
Title:	Senior Vice President and General Counsel

RUSSPLUS, INC., a New Jersey corporation

By:	/s/ Marc S. Goldfarb
Name:	Marc S. Goldfarb
Title:	Senior Vice President and General Counsel

RUSS BERRIE AND COMPANY INVESTMENTS, INC., a New Jersey corporation

By:	/s/ Marc S. Goldfarb
Name:	Marc S. Goldfarb
Title:	Senior Vice President and General Counsel

THE COMPANY:

RUSS BERRIE AND COMPANY, INC., a New Jersey corporation, individually and as Loan Party Representative

By:	/s/ Marc S. Goldfarb
Name:	Marc S. Goldfarb
Title:	Senior Vice President and General Counsel

ADMINISTRATIVE AGENT:

LASALLE BUSINESS CREDIT, LLC, as Administrative Agent

By:	/s/ Peter M. Walther
Name:	Peter M. Walther
Title:	First Vice President

LENDERS/ISSUING BANK:

LASALLE BUSINESS CREDIT, LLC, as the sole Lender

By:	/s/ Peter M. Walther
Name:	Peter M. Walther
Title:	First Vice President

LASALLE BANK NATIONAL ASSOCIATION, as Issuing Bank

By:	/s/ Peter M. Walther
Name:	Peter M. Walther
Title:	First Vice President